AMENDED LICENSE AGREEMENT

THIS AGREEMENT is made effective this 1st day of June, 2017(the “Effective Date”)

BETWEEN:

Affordable Green Washington LLC.

(the “Licensor”)

-AND-

Pacificorp Holdings, Ltd.

(the “Licensee”)

(collectively, the “Parties”)

WHEREAS:

A.	The Licensor owns certain Products and Brands, know-how, trade-secrets relating to the medical and recreational Marijuana Industry.

B.	The Licensee desires a license to use, further develop and commercially exploit the Licensor’s Products and Brands.

C.
The Licensor has agreed to grant an exclusive license to the Licensee for the use and to further development, and commercial exploitation of the Licensor’s Products and Brand, upon terms and conditions set forth herein.

NOW THEREFORE, IN CONSIDERATION of entering into this Agreement, the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1.  DEFINITIONS

Wherever used in this Agreement, the following words and terms shall have the respective meanings ascribed to them as follows:

“Accounting Period” means the period commencing on the 1st day of the previous month and the last day of the previous month.

“Accrued” means when payment is received by the Licensee or is to accrue on record pursuant to their accounting system.

“Agreement” means this License Agreement, and includes authorized amendments and schedules, if any;

“Certification” means a sworn or affirmed statement under oath in the form of Schedule A to this Agreement.

“Confidential Information” means all information, in whatever form, that is not generally available to third parties or the public, including without limitation, all research, data, specifications, technical information, devices, concepts, compilations, programs, designs, tooling, plans, drawings, prototypes, models, documents, recordings, instructions, manuals, papers, business practices and strategies, financial information, business plans, know-how including, but not limited to the Know-How, inventions (whether patentable or not), techniques, processes, methods of doing business, software, personnel data, contracts, purchase requirements, forecasts and market strategies, data on equipment sold and serviced, plans production processes, product specifications and formulas, methods, technical and product bulletins, surveys, research and development programs, sales reports, or other materials, of any nature or embodiment whatsoever written or otherwise, relating to same, as well as the existence of this Agreement and its terms and conditions.

Confidential Information does not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of the recipient party, or is rightfully acquired by the recipient party from a third party who is not in breach of an agreement to keep such information confidential;

“Effective Date” means, Date of signing this Agreement

 “Improvements” means, improvements, modifications and further developments relating to the Licensed Products including, any inventions including, but not limited to, trademarks, copyrights, patents, or any other form of intellectual property.

“Know-How” means the information relating to, Product processing, the Packaging and the Trade-Secrets of the Licensor relating to the Licensed Products.

“Net Sales Price” means Licensee’s invoice price for all Licensor’s Products.

“Licensed Use” means the right to use and commercially exploit the Licensor’s Products under the terms of the License.

“Licensor’s Products” means any product or service made, used, sold, offered for sale, or otherwise distributed by the Licensee that includes the Licensor’s Products.

“Sale” means every disposition or provision of goods or services to a person at arm’s length or not at arm's length, from the for any consideration, including renting, leasing, lending and bartering of any product or service involving the use of the Products and or Brands.

“Sales Revenue” means the total income or value, whichever is higher, net of trade discounts, excise and sales taxes, returns and allowances, in accordance with generally accepted accounting principles. If a product or service is sold or disposed other than at arm’s length, or is bartered for other goods, then the Sales Revenue is deemed to be a typical recent price or reasonable price of such a product or service, or their equivalent, whichever is higher.

“Exclusive” means that the right granted solely to the Licensee for the Licensed Use, and that the Licensor will not, subject to the conditions specified in this Agreement, grant to any third party, any rights which would overlap the rights granted to the Licensee.  The Licensor however reserves the full right to use the Technology and its Improvements for its own purposes and exploitation.

 “Territory” means, The State of Washington.

“Trade-Secrets” means written or oral information, including formulae, patterns, compilations, programs, devices, methods, know-how including, but not limited to Know-How, techniques, process or business information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.  GRANT AND TERM OF THE LICENSE

GRANT

Subject to the terms of this Agreement, the Licensor hereby grants to the Licensee the Sole Right to the Products and Brands for the Licensed Use in the Territory and the Sole Right, to sell and distribute, to improve, modify and further develop the Products and Brands for the Licensed Use in the Territory.

2.1  The Licensee shall promptly disclose to the Licensor the suggested improvements it may develop or discover or acquire during the term of this Agreement, and is subject to the approval of the Licensor.

2.2  The Licensee understands and agrees that all of the improvements and discoveries developed or incurred by the Licensee from the date of this agreement belong to the Licensor during the term of this Agreement.

2.3  The Licensee agrees to incorporate into all contracts, with all of its employees and contractors, with a provision that all the improvements discovered or acquired during the term of this Agreement be assigned to the Licensor.  The Licensee understands and agrees that upon the request of the Licensor the Licensee shall provide to the Licensor the Certification that they have complied with this obligation.

2.4  The Licensor shall grant to the Licensee the right to use the improvements in respect of the Licensed Use.

2.5  The Licensee agrees to execute all necessary documents and provide assistance during and subsequent to the term of this Agreement, to enable the Licensor to perfect and maintain its right, title and interest in and to all Improvements, to the Products and Brands including the preparation and filing of any trademarks, copyrights, patents or any other form of intellectual property protection.

2.6  The Licensee shall make best efforts to use, promote, market, sell, improve, development, modify and otherwise commercially exploit the Products and Brands of the Licensors’ Products.

3.     TERM

3.1    This Agreement shall become effective upon execution, and shall remain in effect for a period of Ten (10) years and maybe extended for an additional Ten (10) years at the sole discretion of the Licensor

4.      TERITTORIES

4.1 The Parties mutually agree that the initial territory covered by the License Agreement be limited to the State of Washington.

4.2 The Licensee will also have the first right of refusal on a case by case and State by State basis to the exclusive marketing, distribution and consulting service model licensing and Sweet Nirvana Products and intellectual property licensing, specifically in States and in accordance with State Law, that allow for the consumption of marijuana or marijuana products either recreationally and or medicinally.

4.3 The Licensee will also have the first right of refusal to the exclusive marketing, distribution and consulting service model licensing and Sweet Nirvana Products and intellectual property licensing, in Canada if as and when legislation is passed in Canada for the legalization and importation of Marijuana and Marijuana products.

5.      INSPECTION AND QUALITY STANDARDS

5.1 The quality of the Licensees’ Products shall meet a standard of reasonable quality and service, which shall be determined in the sole discretion of the Licensor (the “Reasonable Quality and Service”).

5.2  The Licensor may request a sample of the Licensees’ Re-Sale Products, at the Licensor’s sole expense, to determine whether they meet the Reasonable Quality and Service.  If the Licensor requests a sample of the Licensees’ Re-Sale Products, the Licensee shall promptly provide the sample.

5.3  In the event that the Licensor determines that the Licensees’ Re-Sale Products do not meet the Reasonable Quality and Service, the Licensor shall give the Licensee notice, within seven (7) days of receiving the sample of the Licensees’ Products.

The notice shall outline the deficiencies and provide that within sixty (60) days from the date that the Licensee receives the notice the Licensee shall remedy the deficiencies outlined in the notice.  If the deficiencies are not cured within this sixty (60) day period, the Licensor may deliver written notice to the Licensee terminating this Agreement.

5.4  The Licensor shall, at their own cost, provide a proprietary notice on the Licensees’ Re-Sale Products, and the Licensees’ Re-Sale Products promotional material and product catalogues.  The proprietary notice shall be determined, from time to time set out in written notice to the Licensee by the Licensor acting reasonably.

6.    SUB-LICENSE

6.1  The Licensee shall be entitled to grant sub-licenses to any person at the Licensees  upon written notice and reasonable approval to Licensor.  Licensee shall require the Sub-Licensee to (a) execute an agreement with identical terms and conditions to this Agreement and (b) provide an definitive copy of the sub-license agreement with the Sub-Licensee to Licensor, as a pre-condition to such Sub-License.  Licensor shall be included as a party of interest and beneficiary of any Sub-License Agreement.

7.   USE OF THE PRODUCTS AND BRAND

7.1  The Licensee shall comply with all laws, State and Federal as they apply to the Products and Brands, of the Licensors’ Products.

8. WHITE PAPER LABELLING

8.1 The Licensee may not sell or distribute the Licensor’s Products under another name with out the expressed written consent of the Licensor.

9. OWNERSHIP OF THE PRODUCTS AND BRAND

9.1  The Licensee acknowledges that all right, title, interest, ownership and any goodwill in and to the Products and Brands, with any improvements, inventions and other intellectual property shall at all times remain the property of the Licensor.

10. CONSIDERATION AND PERFORMANCE MILESTONES

a)
Licensee shall pay to Licensor an aggregate total $2,200,000 USD, comprised of payments of twenty five thousand ($25,000) on or before April 30, 2017 and nine thousand eight hundred ($9,800) on or before May 16th which the receipt is hereby acknowledged; and fifteen thousand two hundred ($15,200) on or before June 2nd, 2017 and ten thousand ($10,000) on or before June 5th, 2017; and seventy-five thousand ($75,000) on or before June 30, 2017; and one hundred fifty thousand ($150,000) on or before July 30th, 2017; and two hundred fifty thousand ($250,000) on or before August 25, 2017; and eight hundred-fifty thousand ($850,000) on or before September 25th and the balance of eight hundred fifteen thousand two hundred ($815,000) on or before October 30, 2017.

b)	The Licensor under the terms of this agreement has no entitlement to a royalty or any share consideration as a result of this entering into this agreement.

c)
On request by Licensor from time to time, Licensee shall provide to Licensor complete information, particulars, documents and records of or related to Licensee’s use of the Technology, its manufacturing, selling, licensing and other dispositions of Licensee’s Products, and of its Net Sales Price.

d)	Licensee shall provide Licensor with proposed press releases for final review and approval prior to release.

10.2 The Licensee agrees to keep and maintain records in sufficient detail for the purpose of determining the Sales Revenue for the Accounting Period (the “Sales Revenue Records”).

10.3 The Licensee shall keep and preserve the Sales Revenue Records for the duration of this Agreement and for a period of seven (7) years thereafter.  If the Licensor fails to keep and preserve the Sales Revenue Records for this period of time the Licensor may deliver written notice to the Licensee terminating this Agreement.

10.4  The Licensor may request inspection of the Sales Revenue Records, at the sole expense of the Licensor.  If the Licensor requests inspection of the Sales Revenue Records, the Licensee shall promptly provide reasonable access to the books and records by an independent auditor to verify payment made by the Licensee to the Licensor.

10.5  If the Licensee refuses to provide to the Licensor the Sales Revenue Records, fails to keep and maintain the Sale Revenue Records, or refuses access to the Licensee’s  premises to inspect and commission audits the Licensor may deliver written notice to the Licensee terminating this Agreement.

10.6 The Licensee shall be liable for interest at a rate of five (5%) percent per month (60% annually) compounded annually on any overdue payment, or any other payment payable under this Agreement, commencing on the date that the payment becomes dues.

10.7 The Licensor may terminate this Agreement upon delivery of written notice to the Licensee if the Licensee has not fulfilled its obligations, and such obligations are not fulfilled within fifteen (15) days following delivery to the Licensee by the Licensor of written notice identifying the non-fulfilment and stating its intention to terminate this Agreement if the obligations are not fulfilled within the fifteen (15) days.

10.8 The Licensee’s obligation to pay the Licensor pursuant to this Agreement, or payment pursuant to any other clause in this Agreement, shall continue to remain after the termination of this Agreement.

11.  LICENSOR REPRESENTATIONS AND WARRANTIES

11.1 The Licensor represents and warrants that the Licensor has the power, authority, and capacity to enter into this Agreement and other agreements and instruments to be executed by the Licensor as contemplated by this Agreement and to grant the rights intended to be granted to the Licensee under this Agreement and to perform the Licensor’s obligations under this Agreement.

12.  LICENSEE REPRESENTATIONS AND WARRANTIES

12.1 The Licensee represents and warrants that:

a)
the Licensee has the power, authority, and capacity to enter into this Agreement and other agreements and instruments to be executed by the Licensor as contemplated by this Agreement and to grant the rights intended to be granted to the Licensee under this Agreement and to perform the Licensor’s obligations under this Agreement;

b)	the Licensee has the ability and authority to use and commercially exploit the Technology in the Territory;

c)	the Licensee has the ability and authority to distribute, sell, sub-license and market the Licensors’ Products in the Territory;

d)	the execution of this Agreement is duly and validly authorized by all necessary authorities and all necessary approvals have been sought;

e)	the execution of this Agreement is not inconsistent with, restricted by or in breach or violation of any other contract, instrument or obligation of the Licensee;

f)	this Agreement constitutes a legal, valid and binding obligation of the Licensor enforceable against the Licensee;

g)
the Licensee is not an insolvent person within the meaning of applicable bankruptcy, reorganization, insolvency or fraudulent conveyance law and will not become an insolvent person as a result of the transactions contemplated by this Agreement or any of the other agreements or instruments to be executed by the Licensee as contemplated by this Agreement; and

h)
the Licensee shall not dispute or contest, directly or indirectly, the validity, ownership or enforceability of the Licensor’s right, title and interest in and to the Technology, and shall not take any other steps to the detriment of the validity of the Technology during the term of this Agreement.

13.  CONFIDENTIAL INFORMATION AND TRADE-SECRETS

13.1  The Parties agree to keep the Confidential Information and the Trade-Secrets provided to each other under this Agreement confidential and not to disclose to any person or to use it for any purpose, except as may be necessary in the proper discharge of their obligations under this Agreement.

13.2   Prior to disclosing any Confidential Information to any person, Licensee shall first obtain or cause to be obtained, written confidentiality agreements incorporating all of the terms of part 13 of this Agreement with necessary changes, from each and every person to whom such Confidential Information is to be disclosed, including without limitation all directors, officers, employees and contractors of Licensee, and all directors, officers and employees of contractors of Licensee to whom any Confidential Information is to be disclosed.  Without limiting the foregoing, the Licensee agrees to incorporate into all contracts, with all of its employees and contractors, the obligation to keep the Confidential Information and the Trade-Secrets provided to it by the Licensor confidential.

13.3 The Licensee agrees and understands that if the Licensee discloses the Confidential Information or Trade-Secrets, pursuant to clause 13.1 or 13.2 of this Agreement, the Licensee shall be responsible for:

a)	ensuring that the recipient party of this information understands and maintains its confidentiality; and

b)	keeping a list of all persons to whom this information is disclosed to.

13.4 Upon request of the Licensor, the Licensee shall provide the Licensor with the list referred to in clause 13.3(b) of this Agreement, and the Certification that this is a complete and accurate list.

13.5   Upon request of the Licensor, the Licensee shall provide to the Licensor the Certification that they have complied with the obligation contained in clause 13.3(a) of this Agreement.

13.6  The Confidential Information and the Trade-Secrets may only be disclosed as is required to comply with binding orders of governmental entities or courts of law that have jurisdiction over it, provided that the receiving party:

a)	gives the disclosing party reasonable written notice to allow the disclosing party to seek a protective order or other appropriate remedy;

b)	discloses only such information as is required by the governmental entity or the court of law; and

c)
uses commercially reasonable efforts, at the disclosing party’s cost and expense, to obtain confidential treatment for any of the disclosing party’s Confidential Information and the Trade-Secrets so disclosed.

13.7 The Licensor may terminate this Agreement immediately upon delivery of written notice to the Licensee if the Licensee breaches the confidentiality obligations contained in this Agreement, or does not provide the Certification when requested to do so.

13.8 The Licensee shall use the same or greater degree to prevent any unauthorized disclosure or use of the Confidential Information and the Trade-Secrets as it uses to protect its own confidential information of a like nature.

13.9 The Licensee’s obligation not to disclose and to prevent the disclosure of the Confidential Information and the Trade-Secrets shall continue to remain after the termination of this Agreement.

13.10  Upon termination of this Agreement, the Licensee shall return to the Licensor all the Confidential Information and the Trade-Secrets, in its possession, custody or control.  The Licensee shall also provide the Licensor with the Certification that the Licensee has complied with this obligation.

14.  PROTECTION AND PRESERVATION

14.1 The Licensor and the Licensee mutually covenant that they will at all times use their best efforts to preserve the value and validity of the Licensor’s Products and Brands.

14.2 The Licensee shall promptly give notice to the Licensor of any conflicting use, act of infringement, appropriation, and any action or threatened action by any person alleging that the use of the Products or Brands infringes the rights of a third person (the “Unauthorized Use”).

14.3 If, after three (3) months from the time the Licensor has knowledge of the Unauthorized Use, the Licensor declines or fails to defend or protect the Products or Brands, the Licensee may provide the Licensor with an opinion as to the substantial likelihood of success from an independent competent counsel in the field of intellectual property (the “Opinion”).

14.4 If, after three (3) months from the time the Licensor receives the Opinion, the Licensor declines or fails to defend or protect the Products or Brands, the Licensee shall have the right, at its own cost, to prosecute, defend or assume conduct of the prosecution or defence of the Products or Brands provided that the Licensee:

a)	retains the legal counsel approved by the Licensor; and

b)	regularly consults the Licensor’s designated Attorney in privilege communication in order to:

i.	keep the Licensor fully informed of the progress of the proceedings;

ii.	consult the Licensor on all legal matters pertaining to the proceedings; and

iii.	provide the Licensor with copies of all pleadings and correspondence pertaining to the proceedings.

The Licensee and Licensor agree that the proceeds and any damages awarded in these proceedings shall be considered, the Licensee’s after legal and attorney costs have for such action have been deducted from such proceeds or damages awarded.

14.5 In all such proceedings, each of the Parties shall cooperate and assist the other to the fullest extent possible on any such negotiations and proceedings.

14.6 If the Licensor is a party to proceedings, referred to in clause 14 of this Agreement, the Licensor may in its sole discretion settle any dispute with any third party at any time without notice or compensation to the Licensee.

15.  TERMINATION

15.1 The Licensor may terminate this Agreement:

a)
For cause immediately upon delivery of written notice to the Licensee if the Licensee breaches this Agreement, and such breach is not cured within ninety (90) days following delivery to the Licensee by the Licensor of written notice identifying the breach and stating its intention to terminate this Agreement if the breach is not cured within the ninety (90) days or some other mutually agreed upon time frame;

b)
Immediately upon delivery of written notice to the Licensee in the event the Licensor has an agreement (or memorandum of understanding) to sell the Licensor’s Products and Brands outright, subject to Licensee’s and or it’s company or companies’ right of first refusal.

c)	immediately upon delivery of written notice to the Licensee if bankruptcy or insolvency proceedings have been initiated for the distribution of the assets of the Licensor;

d)	immediately upon delivery of written notice to the Licensee if there is a Change of Control (subsequently defined) in respect of the Licensee without the prior written consent of the Licensor;

e)
immediately upon delivery of written notice to the Licensee if the Licensee assigns or attempts to assign this Agreement or any rights granted hereunder without the prior written consent of the Licensor; and

f)
immediately upon delivery of written notice to the Licensee if the Licensor notifies the Licensee that the Licensee has received from the Licensor during a consecutive twelve (12) month period three (3) or more notices relating to a default under this Agreement, whether or not such defaults have been cured.

g)
The Licensee and or its company or companies shall have the right of first refusal to purchase all or part of the Licensor’s Products, Brands and any other property of the Licensor should they come up for sale for any reason.

15.2 Upon the termination of this Agreement the Licensee shall deliver to the Licensor all the Licensees’ Products, and cease using the Products and Brands.

16.  NOTICES

16.1   Any notice, consent, or other communication required or authorized under this Agreement to be given by either party to the other party shall be in writing, shall be deemed to be properly given when actually transmitted or delivered, and shall be delivered to the Parties at their respective addresses as set out below or at such other address as may be designated by written notice of the Party:

in the case of the Licensor to:

               and

in the case of the Licensee to:

17.  GUARANTEE AND INDEMNITY

17.1 The Licensor shall indemnify and undertake to defend the Licensee and its affiliates, shareholders, directors, officers, employees and agents and hold them harmless against all claims, suits, proceedings, demands, actions of any nature or kind whatsoever, damages, judgments, costs, expenses and fees (including, but without limitation, reasonable legal expenses) arising out of or in any way connected with the manufacture, use marketing or sale of the Licensor’s Products.

17.2  The Licensee agrees to cooperate fully with and assist the Licensor in the defence of such claim and execute such documents and does such acts and things as in the opinion of the Licensor may be reasonably necessary.

18.  FURTHER ASSURANCES

18.1 The Parties shall from time to time, at its own expense, execute and deliver all such other and further deeds, documents, instruments and assurances as may be necessary or required to carry out and to put into effect the purpose and intent of this Agreement.

19.  RELATIONSHIP OF PARTIES

19.1 This is an arms-length transaction, nothing in this Agreement is intended, nor shall it be deemed, to confer on or constitute either party as the agent of the other or to create a subsidiary, joint venture, franchise or similar relationship between the parties.

19.2 Neither party shall have the power to obligate or bind the other party in contract, tort or otherwise howsoever except as provided in this Agreement.

20.  SURVIVAL

20.1 All obligations of the Licensor and the Licensee which expressly or by their nature survive the termination or expiration of this Agreement shall continue in full force and effect.

21.  FORCE MAJEURE

21.1 Neither party shall be responsible to the other for the non-performance or delay in performance (other than the payment of money) occasioned by any causes beyond its control including, without limitation, acts of civil or military authority, strikes, lockouts, embargoes, insurrections, acts of God or acts of terrorism.

21.2 If any such delay occurs, any applicable time period shall be extended for a period equal to the time lost, provided that the party affected makes reasonable efforts to mitigate the consequences of such an event and gives the other party prompt notice of any such delay.

22.  ASSIGNMENT AND CHANGE OF CONTROL

22.1 This Agreement and the license rights granted hereunder, or any part thereof, may not be assigned or transferred by the Licensee without the prior written consent of the Licensor.

22.2  Any change in the control or identity of the Licensee, be it direct or indirect, including without limitation, by sale of all or a substantial portion of the assets of the Licensee, merger, material change in control and management of the Licensee or otherwise, shall be deemed to be an assignment (“Change of Control”).

23.  AGREEMENT BINDING ON SUCCESSORS AND ASSIGNS

23.1 This Agreement shall enure to the benefit of and is binding upon the Parties and their respective affiliates, successors and permitted assigns.

24.  ENTIRE AGREEMENT AND NO WAIVER OF RIGHTS

24.1 This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter herein and supersedes all prior agreements, understandings, negotiations, discussions, and representations, written or oral, between the Parties with respect thereto.

24.2 There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement, which together represent the entire understanding of the Parties.

24.3 This Agreement may not be released, amended or modified by the Parties in any matter except by written instrument signed on behalf of each of the Parties by their duly authorized officers or representatives.

24.4  The failure of or delay on the part of any party hereto to enforce any of its rights under this Agreement shall not be deemed to be a continuing waiver or a modification by such party of any of its rights under this Agreement, and any party, within the time provided by the applicable law, may commence appropriate legal proceedings to enforce any or all of its rights under this Agreement, and any prior failure to enforce or delay in enforcement shall not constitute a defence.

24.5  This Agreement may not be amended except by written agreement between the Parties.

25.  COUNTERPARTS

25.1  This agreement may be executed in any number of counterparts, and may be delivered by facsimile.  All of these counterparts shall for all purposes constitute one agreement, binding on the parties, notwithstanding that all parties are not signatories to the same counterpart.

26.  HEADINGS, CONSTRUCTION AND INTERPRETATION

26.1  The headings in this Agreement are for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

26.2  The Parties acknowledge that this Agreement has been the subject of full opportunity for negotiation and amendment and that the party who has taken the role of drafter shall not suffer any adverse construction of any terms or language of this Agreement because of such role.

27.  SEVERABILITY

27.1  In the event that any part, section, article, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable (the “Invalid Provision”), the entire Agreement shall not fail on account thereof, and the balance of this Agreement shall continue in full force and effect.

27.2  The Parties agree to negotiate to replace the Invalid Provision with a valid provision which follows the original intent of the Invalid Provision as closely as possible.

28.  GOVERNING LAW

28.1  This Agreement shall be governed by and construed in accordance with the laws of the  State of Washington in force therein without regard to its conflict of law rules.

28.2  The Parties agree that by executing this Agreement they have submitted to the exclusive jurisdiction of a court of competent jurisdiction within the State of Washington.  Nothing in this Agreement excludes the Parties from seeking injunctive and equitable relief in a court of competent jurisdiction.

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IN WITNESS WHEREOF the Parties have executed this Agreement with effect as of the Effective Date.

Affordable Green Washington LLC.

/s/Jake George
___________________

Jake George
Title: Managing Member

Pacificorp Holdings, Ltd.

/s/ Jason Sakowski
__________________

Title: President/CEO